Exhibit 10.1

OFFICER RESIGNATION AGREEMENT

THIS OFFICER RESIGNATION AGREEMENT (“Agreement”) is entered into by and between Denbury Resources Inc., a Delaware corporation (the “Company”), and Ronald T. Evans (“Evans”) on September 29, 2011 and will become effective (the “Effective Date”) on the eighth day thereafter.

W I T N E S S E T H:

WHEREAS, Evans has been employed by the Company since September 1999 and has served as an officer of the Company for over ten years, currently serving as the Company’s President and Chief Operating Officer;

WHEREAS, the Company and Evans have reached certain agreements as to the terms and conditions of Evans’ resignation as Chief Operating Officer and President of the Company and his continued employment related to engineering and technical matters; and

WHEREAS, Evans has been in a position of special responsibility and trust with the Company during his employment, with access to highly sensitive, valuable, confidential  and propriety information regarding the Company’s methods of operations, current and future  business plans and strategies, personnel and finances, and other confidential and/or non-public information of the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants, herein, and other valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Evans agree as follows:

1. Resignation as President and Chief Operating Officer.  Evans and the Company agree that upon the Effective Date, he shall resign as (a) President and Chief Operating Officer of the Company and (b) an officer and director of all other Company subsidiaries, and shall not thereafter serve the Company or its subsidiaries in an officer’s capacity, as a member of the Company’s Investment Committee, or as a director, manager or officer of any Company subsidiary.

2. Resignation Consideration.  In consideration of Evans’ service to the Company over more than twelve years and his role in the Company’s growth over that period, the Company hereby agrees that, subject to appropriate withholding, as provided below, on the Effective Date it will pay Evans $1,900,000 in cash, provided that on or immediately prior to the date on which such payment is to be made to Evans or, if earlier, the date on which an amount is required to be included in the income of Evans as a result of such payments, Evans shall be required to pay to the Company in cash the amount which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state tax withholding requirements and the collection of employment taxes.

3. Equity Awards; Cash Awards.  Those equity awards (consisting of an Incentive Stock Option Agreement, a Performance Stock Award, Non-Qualified Stock Option Agreements, Restricted Stock Awards, and Stock Appreciation Rights Agreements) and cash awards (consisting of a Performance Cash Award) held by Evans immediately prior to the Effective Date shall be treated, governed and interpreted according to the terms of such awards, and as applicable, of the Company’s equity compensation plans under which they have been issued, including the vesting provisions thereof, and in a manner which accommodates both Evans’ transition from a full-time employee to a part-time employee under the terms of Section 4 below, and under the terms of Section 1 above his no longer being a member of the Company’s Investment Committee nor an officer of the Company or any of its subsidiaries.

4. Continued Employment.  Evans shall be employed by the Company on a part-time basis for work on engineering and technical matters for the period commencing on the Effective Date and ending April 1, 2014 (the “Employment Period”), and in lieu of and in replacement of Evans’ current salary, during the Employment Period Evans shall be paid a yearly salary at the rate of $48,000 per year in accordance with, and subject to, the Company’s payroll policies that apply to other employees of the Company, including Evans’ continuing participation in the Company’s Christmas bonus program.  Evans’ employment shall not require him to render services to the Company on a full-time basis, but consistent with the provisions of Section 6(d) hereof, on a basis as requested from time to time by the Chairman of the Company’s Board, or by the Company’s Chief Executive Officer, at such places as may reasonably be agreed upon.  In the event that Evans is requested to work more than five (5) days during any calendar month, Evans shall be entitled to be paid an additional $2,000 per day for each additional day worked.

In connection with Evans’ part-time employment by the Company during the Employment Period, Evans shall be entitled to reimbursement for reasonable and necessary expenses incurred in furtherance of the Company’s business in accordance with the Company policies, and upon presentation of documentation in accordance with the expense reimbursement policies of the Company as they may exist from time to time, and submission to the Company of adequate documentation in accordance with federal income tax regulations.

Commencing on the Effective Date, Evans and his qualified beneficiaries shall be entitled to timely elect to continue medical, dental and vision insurance benefits under and through the terms of the applicable COBRA law and regulations, at the Company’s expense, through March 31, 2014.

5. Non-Eligibility for Company Plans.  Other than as set out above, after the Effective Date Evans will not be eligible to receive awards under the Company’s equity compensation plans made available to employees, nor will he be eligible to receive a “Severance Benefit” under the terms of the Company’s Severance Protection Plan.

6. Evans’ Non-Competition and Other Covenants and Agreements.  In consideration of the compensation paid and to be paid to Evans, to which Evans acknowledges he is not otherwise entitled, and the agreements to be performed which are contained herein, Evans agrees to the following covenants as reasonable and necessary for the protection of the Company's business interests:

(a)   Definitions:

“Competing Business” means any person or entity that competes with or would compete with or displace, or that engages in any other activities so similar in nature or purpose to those of the Company set forth below so as to compete with, or displace or attempt to compete with or displace (i) in those geographic areas where the Company currently has activities as of the Effective Date or where it anticipates doing future business as part of the Company’s business plan disclosed to or developed by Evans prior to the Effective Date, any of the activities of the Company which involve or encompass the purchase, ownership or development of CO2 reserves, CO2 pipelines, or the injection of CO2 into previously producing oil fields for the purpose of tertiary recovery of remaining oil, or (ii) in the Gulf Coast and Rocky Mountain regions where the Company currently has activities as of the Effective Date, the purchase, ownership or development of oil fields with remaining oil potentially recoverable through CO2 enhanced oil recovery operations, provided that the geographic areas and regions referenced in clauses (i) and (ii) above shall not include areas or regions in Montana and North Dakota where the Company currently has activities involving properties that are prospective for the Bakken formation or play.

“Covered Persons” means any person employed by the Company either as an employee, consultant or advisor, as of September 30, 2011, or hired by the Company prior to April 1, 2014.

(b)   No Unfair Competition; Non-Solicitation Agreement.  Evans agrees that for a period extending until April 1, 2014 or an earlier date, if any, on which there is or is deemed to be "change in control" as defined under the Company's Omnibus Stock and Incentive Plan ("Non-Competition Termination Date"), Evans will not, either directly or indirectly (whether personally or through another business, entity or person):

(i)           work for, supervise, assist or participate in, a Competing Business in any capacity (as owner, employee, consultant, advisor, contractor, officer, director, lender, investor, agent, or otherwise) or otherwise engage in any Competing Business, or

(ii)           either (1) recruit, solicit, or induce, (2) attempt to recruit, solicit or induce, or (3) encourage others to recruit, solicit or induce, any Covered Person to diminish, curtail, divert, or cancel its or their business relationship with, or employment by, the Company, specifically including providing directly or indirectly a reference to a recruiter, acquaintance or competitor that an employee, consultant or advisor to the Company may be amenable to recruitment from a third party.

This Section creates a narrowly tailored restraint in order to avoid unfair competition and irreparable harm to the Company and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition in the oil and gas industry through April 1, 2014.  To this end, within the constraints of the preceding paragraphs of this Section 6(b), the Company agrees that Section 6(b) will not prohibit Evans’ work, engagement, or investment in the oil and gas industry (the “Activities”) so long as (i) the Activities do not involve Evans or entities, persons or groups for whom Evans works, consults or invests (x) competing with or displacing the specified activities of the Company in those geographic areas or regions enumerated above in Section 6(a), or (y) using the Company’s data or non-public business plan disclosed or known to Evans during his employment by the Company, in both cases provided that Evans provides notice to the Chief Executive Officer of the Company of any such work, engagement or investment in such Activities at least 10 business days prior to commencing same, or (ii) Evans obtains the prior unanimous approval of the Company's Investment Committee.

If Evans wishes to pursue the Activities prior to April 1, 2014 (or any earlier Non-Competition Termination Date), he will present to Phil Rykhoek, or his successor as Chief Executive Officer of the Company, a written description of any such proposed Activities.  It is expected that any such proposal shall include, among other things, (i) the geographical area within which Evans desires to pursue the Activities, (ii) the terms of any proposed acquisition of properties or leases, and (iii) if necessary, a complete geological review of the proposal.  The Company agrees to respond in writing to Evans’s request within 10 business days of receipt of such written description, at the address provided in Section 11 below, stating the Company’s approval (which can only be provided by the unanimous approval of its Investment Committee) or disapproval of such Activities and the specific reasons for any disapproval to the extent the Company can do so without disclosing to Evans otherwise non-public information.  The Company agrees not to unreasonably withhold consent to Evans’s request to engage in future Activities.  Further, nothing herein will prohibit ownership of less than 10% of the publicly traded capital stock of an entity so long as this is not a controlling interest, or prohibit ownership of mutual fund investments.

(c)   No Personal Use of Company Oil and Gas Resources.  Evans agrees that in conjunction with his continuing employment by the Company, he will not utilize Company oil and gas resources, including, but not limited to, maps, seismic information, feasibility studies, personnel, computers, software, books and records, or any other corporate assets, in connection with the Activities for his own account or the account of any entity, persons or groups for whom he works or consults or in which he invests, unless the Company’s Investment Committee provides its prior express written consent.

(d)   Cooperation and Assistance. In exchange for the compensation, covenants, and other good and valuable consideration provided by the Company herein, Evans agrees that he will during the Employment Period, or an earlier date, if any, on which there is or is deemed to be either a "change in control" as defined under the Company's Omnibus Stock and Incentive Plan (“Non-Competition Termination Date”) (i) make himself reasonably available to the Company to provide assistance to the Company as deemed necessary by the Company from time to time in its business operations; (ii) provide whatever cooperation and/or assistance is needed for any legal matters, proceedings or issues, the Company may face; and (iii) cooperate with and assist the Company and its employees in effecting an orderly transition of all functions, duties and responsibilities of Evans as Chief Operating Officer to one or more other employees of the Company, as the Company shall reasonably request. Additionally, Evans agrees to provide such assistance in a professional manner, and in no event take any action that does, or could reasonably, create a conflict of interest between himself and the Company, or that could subject either him or the Company to civil or criminal liability or is contrary to the policies or procedures of the Company.

(e)   Nondisparagement.  The parties hereto agree that they will refrain from engaging in any conduct, verbal or otherwise, that would disparage or harm the reputation of the other or, insofar as this agreement pertains to the Company, its former and present parents, subsidiaries, and/or affiliates, along with its predecessors, successors and/or assigns, if any, as well as their respective former and present officers, directors, managers, general or limited partners, representatives, agents, employees and/or attorneys, if any, jointly and severally (collectively, the “Released Parties”), and Evans further agrees that he will not say anything of a disparaging nature about the operations, management, or performance of the Company.  Such conduct shall include, but not be limited to, any negative statements made orally or in writing by either of the parties about the other or any of the Released Parties.

(f)   Confidential Information and Property.  Evans will be entitled to retain the laptop computer, cellular telephone and iPad which he is currently using.  Evans agrees that he has returned, or within three (3) days after the Effective Date will return, to the Company any and all originals and/or copies of documents relating to the business of the Company or any of the other Released Parties, although in conjunction with his part-time employment under the provisions of Section 4 above he may be provided with or have access to Company “confidential information,” which he will return to the Company upon request.  Evans further agrees that he will not directly or indirectly disclose to anyone, or use for his own benefit or the benefit of anyone other than the Company, any “confidential information” that he has received through his employment with the Company.  “Confidential information” shall be information that has been disclosed to, or created by, Evans, and which was at the time of disclosure or creation confidential or proprietary to the Company, and involves the Company's current and future business plans and strategies, methods of operations or operational techniques, management and employee information, information regarding the Company’s practices and processes, or other non-public information.  Evans further agrees that in the event it appears that he will be compelled by law or judicial process to disclose any such confidential information to avoid potential liability, he will notify the Company in writing immediately upon his receipt of a subpoena or other legal process.

7. Mutually Dependent.  The provisions of Section 4 above regarding Evans’ continued employment related to engineering and technical matters and the Company’s continuing obligations to Evans which are related thereto, and the covenants and agreements of Evans set forth in Section 6 above, are mutually dependent, and Evans understands and agrees that a violation of any of the provisions of Section 6 above will be considered a material breach of this Agreement, and further acknowledges and agrees that irreparable harm to the Company would result from breach by him of any such provisions.  Accordingly, notwithstanding any provision of this Agreement to the contrary, Evans will permanently forfeit any rights to continued employment by the Company as set out under the provisions of Section 4 above, and the Company may immediately terminate such employment, beginning on the date that either (i) Evans violates any provision of Section 6 above, or (ii) all or any part of, or the application of, Section 6 above is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Evans and the Company, and on such date any continuing obligations of the Company to Evans tied to his continued employment shall be extinguished.

8. Release and Waiver by Parties.  For and in consideration of the payments provided to be made under the provisions of Section 2 above, and the continued employment by Evans under the provisions of Section 4 hereof, as well as the covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Evans, on behalf of himself and his family, assigns, representatives, agents, and/or heirs, if any, hereby covenants not to sue and fully, finally and forever releases, acquits and discharges the Company, along with its former and present parents, subsidiaries, and/or affiliates, along with its predecessors, successors and/or assigns, if any, as well as their respective former and present officers, directors, managers, agents, attorneys, and employees, jointly and severally (collectively, the “Released Parties”), from any and all claims, demands, actions, or liabilities of whatever kind or character, whether known or unknown, which Evans or anyone on his behalf has or might claim to have against the Released Parties for any and all injuries, damages (actual or punitive), losses, attorneys’ fees, if any, incurred by Evans arising out of or in connection with any occurrence which transpired prior to the execution of this Agreement, including, without limitation:

(a) All claims and causes of action arising under contract, tort, statute, or other common law, including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation, refusal to perform an illegal act and invasion of privacy.

(b) All claims and causes of action arising under any federal, state, or local law, regulation, or ordinance, including without limitation, claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act as amended (except for vested benefits to which he is entitled), the Texas Commission on Human Rights Act, the Texas Labor Code, § 451, the Texas Government Code, the Texas Pay Day Law, as well as any claims for compensation of any nature whatsoever, employee benefits, vacation pay, expense reimbursement, consulting, equity awards, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, or employment benefits or compensation, except as specifically set forth in Paragraph 2, “Resignation Consideration,” Paragraph 3, “Equity; Cash Awards,” and Paragraph 4, “Continued Employment.”

(c) All claims and causes of action for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, injunctive relief, attorney's fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever.

(d) All claims and causes of action arising out of or in any way connected with, directly or indirectly, Evans’ employment with the Company, or any incident thereof, including, without limitation his treatment by the Company, the terms and conditions of his employment; the manner or amounts in which Evans was paid or compensated by the Company; and the separation of Evans’ employment.

(e) All claims and causes of action of any kind or character which could have been alleged in any lawsuit or administrative charge, claim or proceeding that could have been filed against the Released Parties by Evans on his own behalf or in behalf of any other person.

Evans acknowledges and agrees that the compensation referenced above in Section 2 above does not constitute monies to which he would otherwise be entitled as a result of his prior or current employment with the Company, and that these monies constitute fair and adequate compensation for the promises and covenants of Evans set forth in this Agreement.  Evans agrees and acknowledges that no further amounts are due to him for cash compensation of any nature whatsoever, including salary, severance pay, or bonuses, or for equity awards, employee benefits, deferred compensation, commissions, vacation pay, pension, profit sharing benefits, health or welfare benefits, expense reimbursement, consulting, outplacement services, attorneys' fees, pay in lieu of notice, or for any other amounts, except as specifically set forth in Paragraph 2, “Resignation Consideration,” Paragraph 3, “Equity; Cash Awards,” and Paragraph 4, “Continued Employment.”

The Company also agrees not to sue and fully, finally and forever releases, acquits and discharges Evans from any and all claims, demands, actions or liabilities of whatever kind or character, whether known or unknown as of the Effective Date, which the Company or anyone acting on its behalf has or might claim to have against Evans for any and all injuries, damages (actual and punitive), losses, attorneys’ fees, if any, incurred by the Company.

9. Consultation with Attorney and Review Period.

(a) Evans is advised, and acknowledges that he has been advised, to consult with an attorney prior to executing this Agreement concerning the meaning, import, and legal significance of this Agreement. Evans acknowledges that he has read this Agreement, as signified by his signature below, and is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

(b) Evans affirms and agrees that he has read and understands the foregoing terms of this Agreement; that he is over the age of eighteen (18) years and is otherwise competent to execute this Agreement; that he was given this Agreement on September 22, 2011, and has been given the opportunity to consider and accept this Agreement until 10:00 a.m. on October 14, 2011 by signing it and returning it to Phil Rykhoek, Chief Executive Officer of the Company at the address provided in Section 11 below, after which time it shall expire and be void if not received; that any changes to this Agreement from the one that was initially presented as a result of negotiation between him and the Company, whether material or immaterial, do not restart or extend the running of the applicable 21-day period of time in which he has to sign the Agreement, which date is more than 21 days from the date it was first presented to him; that he is entering into this Agreement knowingly and voluntarily and without any undue influence or pressures; and that it is a full and final resolution of any and all claims, if any, which he may have against the Company as defined above.

(c) Evans acknowledges that he shall be entitled to revoke this Agreement at any time prior to the expiration of seven (7) days after the date he signs this Agreement, by providing written notice of such revocation to Phil Rykhoek, Chief Executive Officer of the Company at the address provided in Section 11 below.

10. Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Texas.

11. Notice.  Any notice, payment, demand or communication required or permitted to be given by this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to and signed for by the party or to any officer of the party to whom the same is directed or if sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed to such party at the address set forth below or to such other address as shall have been furnished in writing by such party for whom the communication is intended.  Any such notice shall be deemed to be given on the date so delivered.

Denbury Resources Inc.
5320 Legacy Drive
Plano, TX 75024

Ronald T. Evans
[Redacted]
[Redacted]

12. Severability.  In the event that any one or more of the provisions contained in this Agreement is for any reason held to be unenforceable in any respect under the laws of any state or of the United States of America, such unenforceability will not affect any other provision of this Agreement, but with respect only to the jurisdiction holding the provision to be unenforceable, this Agreement will then be construed as if such unenforceable provision or provisions had never been contained herein.

13. Entire Agreement.  This Agreement constitutes the sole agreement between the parties and supersedes any and all other agreements, oral or written, relating to the subject matter covered by the Agreement, with the exception of (i) any indemnity agreement which may exist between the Company and Evans, and which indemnity agreement shall remain in force independent of this Agreement, and (ii) the terms of the Company’s equity compensation plans which are not otherwise specifically addressed in this Agreement.

14. Waiver.  Any waiver or breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or any other provision hereof.

15. Assignment.  This Agreement is personal to Evans and the rights and interests of Evans hereunder may not be sold, transferred, assigned or pledged.

16. Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors (including specifically any successor to the Company by merger, reorganization or otherwise).

17. Disputes.

(a) If a dispute arises under this Agreement arising out of, related to or in connection with, the payment of amounts provided hereunder to be paid by the Company to Evans, the timing of such payments or their calculation or, questions regarding the breach of the terms hereof or the issue of arbitrability (a “Dispute”), and the dispute cannot be settled through direct discussions by the parties within a reasonable amount of time, the Company and Evans agree that such disputes shall be referred to and finally resolved by, binding arbitration in accordance with the provisions of Exhibit A hereto.  The Company will pay the actual fees and expenses of the arbitrators, and the parties shall bear equally all other expenses of such arbitration, unless the arbitrators determine that a different allocation would be more equitable.  The award of the arbitrators will be the exclusive remedy of the parties for such disputes.

(b) Jurisdiction and venue of any action relating to this Agreement or Evans’s employment by the Company (subject to the provisions of Section 17(a) hereof), shall be in the state courts of Plano, Collin County, Texas.

IN WITNESS WHEREOF, the parties hereto affixed their signatures hereunder as of the date first above written.

DENBURY RESOURCES, INC.

By:	/s/ Wieland Wettstein
Name:	Wieland Wettstein
Title:	Chairman of the Board of Directors

RONALD T. EVANS

/s/ Ronald T. Evans

EXHIBIT A

DISPUTE RESOLUTION PROCEDURES

1. Applicable Law/Arbitration.  Venue for the arbitration provided under Section 17(b) of the Agreement shall be in Plano, Collin County, Texas.  Except for the limited rights described in Paragraph 9 below, the parties waive their right to file a lawsuit in a court of law to prosecute any Dispute.

2. Negotiation.  When a Dispute has arisen and negotiations have reached an impasse, either party may give the other party written notice of the Dispute. In the event such notice is given, the parties shall attempt to resolve the Dispute promptly by negotiation.  Within ten (10) days after delivery of the notice, the receiving party shall submit to the other a written response. Thereafter, the parties shall promptly attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

3. Confidentiality of Settlement Negotiations.  All negotiations and proceedings pursuant to Paragraph 2 above are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.

4. Commencement of Arbitration.  If the Dispute has not been resolved by negotiation within fifteen (15) days of the disputing party’s notice, or if the parties have failed to confer within fifteen (15) days after delivery of the notice, either party may then initiate arbitration by providing written notice of arbitration to the other party.  In order to be valid, the notice shall contain a precise and complete statement of the Dispute. Within fifteen (15) days of receipt of the notice initiating arbitration, the receiving party shall respond by providing a written response which shall include its precise and complete response to the Dispute, and which includes any counter Dispute that the responding party may have.

5. Selection of Arbitrator(s).  The arbitration may be conducted and decided by a single person that is mutually agreeable to the parties and knowledgeable and experienced in the type of matter that is the subject of the Dispute if a single arbitrator can be agreed upon by the parties.  If the parties cannot agree on a single arbitrator within ten (10) days of the date of the response to the notice of arbitration, then the arbitration shall be determined by a panel of three (3) arbitrators.  To select the three arbitrators, each party shall, within ten (10) days of the expiration of the foregoing ten day period, select a person that it believes has the qualifications set forth above as its designated arbitrator, and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel and serve as its chairman.  In the event that the persons selected by the parties are unable to agree upon a third member of the arbitration panel within ten (10) days after the selection of the latter of the two arbitrators, then he/she shall be selected from the CPR (as defined below) panel using the CPR rules.  Once selected, no arbitrator shall have any ex parte communications with either party.

6. Arbitration Process.  The arbitration hearing shall commence within a reasonable time after the selection of the arbitrator(s), as set by the arbitrator(s).  The arbitrator(s), shall allow the parties to engage in pre-hearing discovery, to include exchanging (i) requests for and production of relevant documents, (ii) up to fifteen (15) interrogatories, (iii) up to fifteen (15) requests for admissions, and producing for deposition and at the arbitration hearing, up to four (4) persons within each parties’ control.  Any additional discovery shall only occur by agreement of the parties or as ordered by the arbitrator(s) upon a finding of good cause.  The arbitration shall be conducted under the rules of the CPR International Institute for Conflict Prevention & Resolution (“CPR”) in effect on the date of notice of the Dispute for dispute resolution rules for non-administered arbitration of business disputes.  The parties may agree on such other rules to govern the arbitration that are not set out in this provision as they may mutually deem necessary.

7. Arbitration Decision.  The arbitrator(s) shall have the power to award interim relief, and to grant specific performance.  The arbitrator(s) may award interest at the “prime rate” as listed under “Market Data” in the Wall Street Journal on the date of any such award.  Except as may be specifically limited elsewhere in this Exhibit A, the arbitrator’s decision may be based on such factors and evidence as the arbitrator(s) deems fit.  The arbitrator(s) shall be required to render a written decision to the parties no later than fifteen (15) days after the completion of the hearing.

8. Arbitration Award.  The award of a majority of the arbitrator(s) shall be final, conclusive and binding.  The award rendered by the arbitrator(s) may be entered in any court having jurisdiction in respect thereof, including any court in which an injunction may have been sought.

9. Injunctive Relief.  With respect to the Dispute, controversy or claim between the parties, nothing in this Exhibit A shall prevent a party from immediately seeking injunctive relief in a court to maintain the status quo during the arbitration.